As filed with the Securities and Exchange Commission on July 3, 2013

Registration No. 333-189716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MALLINCKRODT PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1088325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Damastown, Mulhuddart

Dublin 15, Ireland

(Address of principal executive offices)

EMPLOYEE MATTERS AGREEMENT EQUITY AWARDS

(Full title of the plan)

Peter G. Edwards, Esq.

Senior Vice President and General Counsel

Mallinckrodt

675 James S. McDonnell Blvd.

Hazelwood, MO 63042

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (314) 654-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Ordinary Shares, par value $0.20	3,050,000	$37.66	$114,863,000	$15,667.32(3)

(1)	The ordinary shares, par value $0.20 per share, referred to as the Ordinary Shares, of Mallinckrodt plc, referred to as the Registrant, on this Form S-8 consist of Ordinary Shares that may be issued by the Registrant pursuant to the Employee Matters Agreement by and between Covidien plc and the Registrant, dated as of June 28, 2013, under equity awards, including stock options, restricted units and performance units, granted to current and former employees and directors of Covidien plc prior to the Distribution (as defined below). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of Ordinary Shares of the Registrant, that may become available under the foregoing plan as a result of a stock split, stock dividend or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) of the Securities Act, based upon the aggregate exercise price of the stock options registered on this Form S-8, and pursuant to Rule 457(c) of the Securities Act of 1933, as amended, for all other equity awards registered on this Form S-8 based on the average of the high and low prices for the Ordinary Shares in the “when issued” trading market as reported on the New York Stock Exchange on June 26, 2013.
(3)	The registration fee was previously paid by the Registrant in connection with the original filing of the Registration Statement on June 28, 2013.

EXPLANATORY NOTE TO POST-EFFECTIVE AMENDMENT NO. 1

On June 28, 2013, the Registrant filed a registration statement on Form S-8, Registration Statement No. 333-189716 (the “Registration Statement”) for the purpose of registering 3,050,000 ordinary shares, par value $0.20 per share, of the Registrant issuable pursuant to the terms of Article IV of the Employee Matters Agreement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed solely for the purpose of correcting the erroneous omission from the Explanatory Note of the original Registration Statement of the number of Ordinary Shares to be registered under the Registration Statement, which number was reflected in the Calculation of Registration Fee table in the original Registration Statement as filed. The Explanatory Note of the Registration Statement is hereby amended and restated in its entirety as follows:

This Registration Statement on Form S-8 is being filed for the purpose of registering 3,050,000 ordinary shares, par value $0.20 per share, of the Registrant issuable pursuant to the terms of Article IV of the Employee Matters Agreement. Article IV of the Employee Matters Agreement provides that equity awards granted to employees and directors of Covidien plc prior to the Distribution who become employees of the Registrant in connection with the Distribution will be converted into equity awards with respect to Ordinary Shares in connection with the Distribution. The Employee Matters Agreement was entered into in connection with the separation of the Pharmaceuticals business of Covidien plc (“Covidien”) from the rest of Covidien by means of a dividend in specie of its Pharmaceuticals business, to be effected by the transfer of the Pharmaceuticals business from Covidien to the Registrant and the issuance by the Registrant of Ordinary Shares directly to Covidien’s shareholders (the “Distribution”). The Distribution is expected to be effective on June 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hazelwood, Missouri, on July 3, 2013.

MALLINCKRODT PUBLIC LIMITED COMPANY

By:	/s/ Peter G. Edwards
	Name:	Peter G. Edwards
	Title:	Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter G. Edwards and Miriam Rogers Singer, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in their said capacities on July 3, 2013:

Signature	Title	Date

/s/ Mark C. Trudeau Mark C. Trudeau	President, Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2013

/s/ Matthew K Harbaugh Matthew K. Harbaugh	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 3, 2013

/s/ Kathleen A. Schaefer Kathleen A. Schaefer	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	July 3, 2013

/s/ David R. Carlucci David R. Carlucci	Director	July 3, 2013

/s/ J. Martin Carroll J. Martin Carroll	Director	July 3, 2013

/s/ Diane H. Gulyas Diane H. Gulyas	Director	July 3, 2013

/s/ Kneeland C. Youngblood, M.D. Kneeland C. Youngblood, M.D.	Director	July 3, 2013

/s/ Joseph A. Zaccagnino Joseph A. Zaccagnino	Director	July 3, 2013